FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

•	Company Provides Update on COVID-19 Impact and Response Strategies

•	Company First Quarter Net Income of $0.74 Per Share

•	Closings Increased 16% to 5,373 Homes

•	Home Sale Gross Margin Increased 30 Basis Points to 23.7%

•	Net New Orders Increased 16% to 7,495 Homes; Net New Order Value Increased 19% to $3.3 Billion

•	Unit Backlog Higher by 20% to 12,629 Homes; Backlog Value Increased 21% to $5.6 Billion

•	Company Maintains Outstanding Liquidity and Balance Sheet Strength

ATLANTA - April 23, 2020 - In conjunction with announcing its first quarter financial results today, PulteGroup, Inc. (NYSE: PHM) also discussed the impact of the COVID-19 pandemic on housing demand, its workforce and the Company’s overall homebuilding operations.

“The U.S. housing industry carried tremendous momentum into 2020, until the devastating effects of the COVID-19 pandemic began impacting the country,” said Ryan Marshall, PulteGroup President and CEO. “As the coronavirus spread and state and local governments implemented various restrictions and stay-in-place orders, we experienced a material slowdown in consumer traffic and sales activity beginning in mid-March.”

Mr. Marshall added, “In response to the pandemic’s impact, we have altered our operating processes and short-term objectives to help protect the health and safety of our customers and employees, while working to properly position our business for the current economic crisis and ultimate business recovery. As part of this effort, we are maximizing the use of technology to enable the virtual selling, design and closing of our homes. Where in-person interactions are required, we have implemented appropriate social-distancing practices and enhanced on-site cleaning and disinfecting processes.”

“Within those markets where residential construction has been deemed an essential service, we have also refined our building practices to help ensure our trades can operate safely and with appropriate distancing within our homes. We are also working closely with our trade partners to maintain building and cost efficiencies during this period of volatility.”

“Benefitting from our success in running a highly profitable and high returning business, we entered this period of economic weakness in an extremely strong financial position. Still, given the severity of the slowdown and the general uncertainty about the speed of recovery in the U.S. economy, we have taken steps to closely manage our cash flows and overall liquidity. Broadly, our focus is on minimizing future cash outflows associated with home construction, land development, land acquisition and general operating costs, while maximizing cash inflows through home closings.”

“Given the extent of business disruption and the uncertainty relating to government efforts to restart local economies, we are withdrawing our previous guidance for PulteGroup’s 2020 financial results and will suspend providing such guidance for the foreseeable future. Beyond the business implications of COVID-19, we are fully aware of the devasting personal impacts this disease is having. Our thoughts and best wishes go out to the people impacted by this virus and to all those battling to control its spread.”

First-Quarter Financial Results

For the first quarter ended March 31, 2020, PulteGroup reported net income of $204 million, or $0.74 per share, which is an increase over prior year reported net income of $167 million, or $0.59 per share.

Home sale revenues for the first quarter increased 14% to $2.2 billion. The increase in revenue for the period was driven by a 16% increase in the number of homes closed to 5,373, partially offset by a 2% decrease in average selling price to $413,000. The lower average sales price primarily reflects changes in the product and geographic mix of homes closed in this quarter compared with the first quarter of 2019.

Home sale gross profit for the quarter increased to $527 million, or 23.7% of home sale revenues, compared with prior year first quarter gross profit of $457 million, or 23.4% of home sale revenues. SG&A expense for the first quarter was $264 million, or 11.9% of home sale revenues, compared with prior year first quarter SG&A expense of $253 million, or 13.0% of home sale revenues. Operating margin for the period increased by 130 basis points to 11.8%.

Net new orders for the first quarter increased 16% to 7,495 homes, while the value of orders increased 19% to $3.3 billion. For the first quarter, the Company operated from an average of 873 communities, which is an increase of 4% over the first quarter average of 843 communities last year.

Quarter-end backlog increased 20% over last year to 12,629 homes, while related backlog value increased 21% to $5.6 billion. The average sales price in backlog increased $4,000, or 1%, over the prior year to $442,000.

PulteGroup’s financial services operations generated pretax income of $20 million, up from pretax income in the first quarter of last year of $12 million. Mortgage capture rate for the quarter increased to 87%, up from 80% last year.

Liquidity Update

The Company ended the quarter with $1.9 billion of cash, which includes the receipt of $700 million in connection with the Company’s decision to draw on its revolving bank facility in March of this year. During the quarter, the Company repurchased 2.8 million common shares for $96 million, or an average price of $33.86 per share.

“While our strong business results have allowed us to maintain an elevated cash position, we elected to draw on our revolving credit agreement in an abundance of caution due to the dramatic impact and broad economic uncertainties the COVID-19 pandemic has created,” said Bob O’Shaughnessy, Executive Vice President and CFO. “Further, given the economic uncertainties, we have also elected to suspend all stock repurchase activities.”

A conference call to discuss PulteGroup's first quarter results is scheduled for Thursday, April 23, 2020, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc. Consolidated Statements of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Homebuilding
Home sale revenues	$2,221,503	$1,949,856
Land sale and other revenues	18,927	2,975
	2,240,430	1,952,831
Financial Services	54,550	43,862
Total revenues	2,294,980	1,996,693

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,694,865)	(1,492,791)
Land sale and other cost of revenues	(15,014)	(2,050)
	(1,709,879)	(1,494,841)

Financial Services expenses	(34,949)	(31,449)
Selling, general, and administrative expenses	(263,669)	(252,727)
Goodwill impairment	(20,190)	—
Other expense, net	(2,524)	(973)
Income before income taxes	263,769	216,703
Income tax expense	(60,058)	(49,946)
Net income	$203,711	$166,757

Per share:
Basic earnings	$0.75	$0.59
Diluted earnings	$0.74	$0.59
Cash dividends declared	$0.12	$0.11

Number of shares used in calculation:
Basic	270,000	277,637
Effect of dilutive securities	1,218	1,003
Diluted	271,218	278,640

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2020	December 31, 2019

ASSETS

Cash and equivalents	$1,816,778	$1,217,913
Restricted cash	34,475	33,543
Total cash, cash equivalents, and restricted cash	1,851,253	1,251,456
House and land inventory	7,857,664	7,680,614
Land held for sale	31,636	24,009
Residential mortgage loans available-for-sale	363,854	508,967
Investments in unconsolidated entities	54,495	59,766
Other assets	935,532	895,686
Intangible assets	178,553	124,992
Deferred tax assets, net	150,387	170,107
	$11,423,374	$10,715,597

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$429,724	$435,916
Customer deposits	344,973	294,427
Accrued and other liabilities	1,319,808	1,399,368
Income tax liabilities	72,546	36,093
Financial Services debt	270,000	326,573
Revolving credit facility	700,000	—
Notes payable	2,755,932	2,765,040
	5,892,983	5,257,417
Shareholders' equity	5,530,391	5,458,180
	$11,423,374	$10,715,597

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income	$203,711	$166,757
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	19,955	24,690
Land-related charges	9,729	2,979
Goodwill impairment	20,190	—
Depreciation and amortization	15,149	13,210
Share-based compensation expense	11,479	9,019
Other, net	(903)	(39)
Increase (decrease) in cash due to:
Inventories	(189,364)	(259,865)
Residential mortgage loans available-for-sale	145,113	134,217
Other assets	(3,534)	64,533
Accounts payable, accrued and other liabilities	(26,910)	3,404
Net cash provided by (used in) operating activities	204,615	158,905
Cash flows from investing activities:
Capital expenditures	(20,139)	(16,070)
Investments in unconsolidated entities	5,837	(1,289)
Business acquisition	(83,200)	—
Other investing activities, net	1,706	291
Net cash provided by (used in) investing activities	(95,796)	(17,068)
Cash flows from financing activities:
Repayments of notes payable	(9,245)	(3,605)
Borrowings under revolving credit facility	700,000	—
Financial Services borrowings (repayments)	(56,573)	(126,273)
Stock option exercises	50	1,445
Share repurchases	(95,676)	(24,999)
Cash paid for shares withheld for taxes	(14,838)	(10,350)
Dividends paid	(32,740)	(30,802)
Net cash provided by (used in) financing activities	490,978	(194,584)
Net increase (decrease) in cash, cash equivalents, and restricted cash	599,797	(52,747)
Cash, cash equivalents, and restricted cash at beginning of period	1,251,456	1,133,700
Cash, cash equivalents, and restricted cash at end of period	$1,851,253	$1,080,953

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$14,019	$17,164
Income taxes paid (refunded), net	$5,540	$(30,850)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019
HOMEBUILDING:
Home sale revenues	$2,221,503	$1,949,856
Land sale and other revenues	18,927	2,975
Total Homebuilding revenues	2,240,430	1,952,831

Home sale cost of revenues	(1,694,865)	(1,492,791)
Land sale and other cost of revenues	(15,014)	(2,050)
Selling, general, and administrative expenses ("SG&A")	(263,669)	(252,727)
Goodwill impairment	(20,190)	—
Other expense, net	(2,474)	(969)
Income before income taxes	$244,218	$204,294

FINANCIAL SERVICES:
Income before income taxes	$19,551	$12,409

CONSOLIDATED:
Income before income taxes	$263,769	$216,703

OPERATING METRICS:
Gross margin % (a)(b)	23.7%	23.4%
SG&A % (a)	(11.9)%	(13.0)%
Operating margin % (a)	11.8%	10.5%

(a)	As a percentage of home sale revenues

(b)	Gross margin represents home sale revenues minus home sale cost of revenues

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Home sale revenues	$2,221,503	$1,949,856

Closings - units
Northeast	310	219
Southeast	928	897
Florida	1,210	1,008
Midwest	708	726
Texas	1,128	849
West	1,089	936
	5,373	4,635
Average selling price	$413	$421

Net new orders - units
Northeast	448	361
Southeast	1,141	1,073
Florida	1,685	1,346
Midwest	1,019	1,024
Texas	1,509	1,366
West	1,693	1,293
	7,495	6,463
Net new orders - dollars	$3,268,749	$2,735,852

Unit backlog
Northeast	727	612
Southeast	2,078	1,786
Florida	2,781	2,227
Midwest	1,851	1,700
Texas	2,231	2,009
West	2,961	2,216
	12,629	10,550
Dollars in backlog	$5,583,051	$4,622,145

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019
MORTGAGE ORIGINATIONS:
Origination volume	3,870	2,998
Origination principal	$1,213,266	$914,711
Capture rate	86.8%	79.7%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Interest in inventory, beginning of period	$210,383	$227,495
Interest capitalized	39,913	42,381
Interest expensed	(36,871)	(34,563)
Interest in inventory, end of period	$213,425	$235,313